UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 10, 2010

Main Street Capital Corporation

 (Exact name of registrant as specified in its charter)

Maryland	001-33723	41-2230745
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Post Oak Boulevard, Suite 800, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 350-6000

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Our Annual Meeting of Stockholders was held on June 10, 2010.  As of April 1, 2010, the record date, 15,082,681 shares of common stock were eligible to be voted, and 13,960,682 of those shares were voted in person or by proxy at the Annual Meeting. Stockholders were asked to consider and act upon:

•                  Proposal No. 1 — Election of directors for a term of one year;

•                  Proposal No. 2 — A proposal to authorize us, with the approval of our Board of Directors, to sell shares of our common stock during the next twelve months at a price below our then current net asset value per share; and

•                  Proposal No. 3 — A proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2010.

All director nominees for a one-year term as listed in our 2010 proxy statement were elected.  The votes for, votes withheld, and broker non-votes for each director nominee are set out below:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes

Michael Appling, Jr.	10,027,750	98,045	3,834,893

Joseph E. Canon	9,910,466	215,328	3,834,893

Arthur L. French	10,024,804	100,990	3,834,893

William D. Gutermuth	10,024,237	101,557	3,834,893

Vincent D. Foster	9,946,159	179,635	3,834,893

Todd A. Reppert	10,002,856	122,939	3,834,893

The proposal to authorize us, with the approval of our independent directors, to sell shares of our common stock during the next twelve months at a price below our then current net asset value per share was approved.  The votes for, votes against, abstentions, and broker non-votes for this proposal are set out below:

	Votes For	Votes Against	Abstentions	Broker Non-Votes*

All Stockholders	9,124,670	728,666	272,452	3,834,893

Excluding Affiliates	6,313,282	728,666	272,452	3,834,893

*      Broker non-votes have the effect of voting against this proposal.

The recommendation to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2010 was approved.   The votes for, votes against, abstentions, and broker non-votes for this proposal are set out below:

Votes For	13,897,204

Votes Against	28,493

Abstentions	34,985

Broker Non-Votes	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Capital Corporation

Date: June 14, 2010	By:	/s/ Rodger A. Stout
		Name:	Rodger A. Stout
		Title:	Chief Compliance Officer